Exhibit 99.1

Contact: John L. Spaid, Chief Financial Officer
Phone: (615) 890-9100

NHI Announces First Quarter 2023 Results

MURFREESBORO, Tenn. – (May 9, 2023) National Health Investors, Inc. (NYSE:NHI) announced today its results for the three months ended March 31, 2023.

Financial Results and Recent Events

•Net income attributable to common stockholders per diluted common share for the three months ended March 31, 2023 was $0.79 compared to $0.18 during the same period in the prior year.

•National Association of Real Estate Investment Trusts (“NAREIT”) FFO per diluted common share for the three months ended March 31, 2023 was $1.16 compared to $1.05 during the same period in the prior year.

•Normalized FFO per diluted common share for the three months ended March 31, 2023 was $1.11 compared to $1.10 during the same period in the prior year.

•Normalized FAD for the three months ended March 31, 2023 was $47.7 million compared to $52.7 million during the same period in the prior year.

•Normalized FFO and Normalized FAD for the three months ended March 31, 2023 included approximately $1.3 million in discrete items as well as approximately $0.5 million in the repayment of previously deferred rent and related interest to four tenants.

•NHI is revising its 2023 annual guidance range for Normalized FFO per share to $4.37 - $4.42 from $4.24 - $4.30 and is revising Normalized FAD to a range of $186.3 million - $188.9 million from $185.3 million - $187.9 million.

•Results for the three months ended March 31, 2023 compared to the same period in the prior year were impacted by the following:

•Rental income recognized from the Company’s tenants, including the effects of straight-line lease revenue and property taxes and insurance on leased properties, increased $0.7 million primarily from reduced pandemic-related rent concessions granted of approximately $7.8 million, an increase of straight-line revenue of $1.0 million, and new investments funded since the end of the first quarter of 2022. Rental income also included $2.5 million related to the reduction in Bickford Senior Living’s (“Bickford”) outstanding pandemic-related deferral balance following the acquisition of a 64-unit community in Chesapeake, Virginia. Offsetting these increases was the recognition in the first quarter of 2022 of the Holiday lease deposit of $8.8 million;

•Rental income for the first quarter of 2023 includes the following discrete items: i) approximately $0.7 million in cash received from two tenants on the cash basis of accounting for their lease agreements that pertains to base rent due in the fourth quarter of 2022; and ii) approximately $0.6 million related to the 2022 annual adjustment of percentage rent from National HealthCare Corporation (“NHC”);

•Interest income and other was approximately $1.4 million lower primarily due to paydowns on loans, net of new and existing loan fundings since the end of the first quarter of 2022;

NHI Reports First Quarter 2023 Results

May 9, 2023

•SHOP activities contributed NOI of approximately $1.9 million comprised of revenues from resident fees and related services of $11.7 million and operating expenses of $9.8 million;
•Interest expense increased by approximately $3.8 million primarily as the result of increased interest rates and borrowings on the unsecured revolving credit facility, offset by partial repayments of term loans;
•General and administrative expenses were approximately $2.4 million lower primarily due to decreased non-cash share-based compensation expense;
•Gains on sales of real estate, net were $1.4 million primarily associated with the disposition of one property in the first quarter of 2023 included in the assets disposition table under the heading “Assets Dispositions” in Note 3 to the condensed consolidated financial statements. During the first quarter of 2022, we disposed of a medical office building resulting in a gain of approximately $3.0 million;
•Loan and realty gains were $0.4 million for the three months ended March 31, 2023, representing an increase of $24.9 million. This amount consisted of a decrease in the credit loss reserve of $0.8 million offset by real estate impairment charges of approximately $0.3 million in the first quarter of 2023. During the first quarter of 2022, three real estate properties were impaired for a total of $24.6 million and an increase in the credit loss reserve of approximately $0.1 million.
Eric Mendelsohn, NHI President and CEO, stated, “We are pleased with our first quarter results as the core Real Estate Investments operations were above our expectations driven by strong collections, no unscheduled rent concessions, deferral repayments, and new investments. The portfolio optimization resulted in the sale of five more communities year-to-date and we continue to experience improved lease coverage metrics particularly in our needs-driven senior housing portfolio.”

Mr. Mendelsohn continued, “While we are off to a great start, the senior housing operating environment remains challenging, which was reflected in the soft occupancy experienced across our needs-driven and SHOP platforms during the quarter. We still remain optimistic in the long-term recovery of the senior housing industry and are hopeful that we start to see more progress this year. We are revising our guidance higher which reflects the excellent first quarter results tempered somewhat by industry pressures impacting a limited number of tenants and the SHOP operations.”

Mr. Mendelsohn concluded, “We continue to be excited by the organic growth drivers in both Real Estate Investments and SHOP segments. Also, our financial discipline has the Company very well positioned to accelerate external growth as new business opportunities become more attractive.”

Asset Acquisitions

As previously announced, in February 2023, NHI acquired two memory care communities operated by Silverado Senior Living for approximately $37.5 million. The newly developed properties opened in 2022 and include a 60-unit community in Summerlin, Nevada and a 60-unit community in Frederick, Maryland. They are leased pursuant to 20-year leases with a first-year lease rate of 7.5% and annual escalators of 2.0%.

In February 2023, NHI acquired a 64-unit assisted living and memory care community in Chesapeake, Virginia from Bickford. The acquisition price was $17.3 million, including the satisfaction of an outstanding construction note receivable of $14.2 million including interest, cash consideration of $0.5 million and approximately $0.1 million in closing costs. The acquisition price also included a reduction of $2.5 million in Bickford’s outstanding pandemic-related deferrals that has been recognized in “Rental income.” The Company added the community to an existing master lease with Bickford at an initial rate of 8.0%.

Asset Dispositions

During the three months ended March 31, 2023, NHI completed the following real estate property dispositions within the Real Estate Investments reportable segment as described below ($ in thousands):

NHI Reports First Quarter 2023 Results

May 9, 2023

Operator	Date	Properties	Asset Class	Net Proceeds	Net Real Estate Investment	Gain	Impairment[1]
BAKA Enterprises, LLC[2]	Q1 2023	1	ALC	$7,478	$7,505	$—	$(27)
Bickford Senior Living	Q1 2023	1	ALC	2,553	1,421	1,132	—
				$10,031	$8,926	$1,132	$(27)
1 Impairments are included in “Loan and realty (gains) losses” in Condensed Consolidated Statements of Income for the three months ended March 31, 2023.
2 Total impairment charges previously recognized on this property were $7.8 million.

Balance Sheet and Liquidity
As of March 31, 2023, the Company had $1.2 billion in net debt including $215.0 million outstanding on its $700.0 million revolving credit facility. In January 2023, NHI repaid a $125.0 million private placement note primarily with proceeds from the revolving credit facility which contributed to an increase in interest expense of $1.6 million compared to the fourth quarter of 2022. At April 30, 2023, NHI had $201.0 million outstanding under the $700.0 million revolving credit facility and approximately $14.6 million in cash and cash equivalents. The Company has $500.0 million available under the at-the-market program.

NHI continues to maintain a strong financial profile and reported that net debt to adjusted EBITDA was 4.6x which is within the Company’s target range of 4.0x – 5.0x. NHI is in compliance with all debt covenants and has investment grade credit ratings from Moody’s, S&P Global, and Fitch Ratings. During the first quarter of 2023, Fitch reaffirmed its rating outlook on NHI as “stable”.

Occupancy
The following table summarizes the average portfolio occupancy for Senior Living Communities (“SLC”), Bickford and SHOP for the periods indicated, excluding development properties in operation less than 24 months, notes receivable, and properties transitioned to new tenants or disposed.

	Properties	Mar-23	Feb-23	Jan-23	Dec-22	Nov-22	Oct-22	Sep-22
SLC Same-Store	9	83.0%	83.4%	84.0%	83.9%	83.6%	83.1%	83.0%
SLC	10	82.1%	82.7%	83.3%	83.4%	83.3%	82.8%	82.9%
Bickford Same-Store[1]	38	81.2%	80.9%	81.8%	83.0%	83.8%	83.9%	84.7%
Bickford[2]	39	81.5%	81.2%	82.2%	83.3%	84.2%	84.2%	84.8%
SHOP	15	75.2%	75.1%	75.4%	75.5%	75.8%	76.0%	76.6%

	Properties	Aug-22	Jul-22	Jun-22	May-22	Apr-22	Mar-22	Feb-22	Jan-22
SLC Same-Store	9	83.5%	83.4%	82.1%	82.4%	82.3%	81.8%	81.7%	81.7%
SLC	10	83.4%	83.4%	82.2%	82.4%	82.4%	82.0%	81.7%	81.6%
Bickford Same-Store[1]	38	84.8%	85.4%	84.5%	83.7%	83.1%	83.2%	83.0%	84.3%
Bickford[2]	39	84.4%	84.8%	83.7%	81.7%	N/A	N/A	N/A	N/A
SHOP	15	76.9%	77.2%	76.2%	76.2%	77.2%	76.8%	77.6%	78.6%

1Prior periods restated for the sale of an assisted living community in Iowa.
2 Includes a 64-unit community in Chesapeake, Virginia as of May 2022 on which NHI exercised a purchase option in the first quarter of 2023.

Assets Held for Sale & Impairments of Real Estate
At March 31, 2023, ten properties in NHI’s Real Estate Investments reportable segment, with an aggregate net real estate balance of $26.7 million, were classified as assets held for sale on the Condensed Consolidated Balance Sheet. Rental income associated with the ten properties was $1.5 million and $1.0 million for the three months ended March 31, 2023 and 2022, respectively. During the first quarter of 2023, two properties in NHI’s Real Estate Investments reportable segment, previously classified as held

NHI Reports First Quarter 2023 Results

May 9, 2023

for sale with an aggregate net real estate balance of $12.3 million, were reclassified as held for use on the Condensed Consolidated Balance Sheet.

During the three months ended March 31, 2023, NHI recorded impairment charges of approximately $0.3 million on three properties which were sold or classified as held for sale related to our Real Estate Investments reportable segment. The impairment charges were included in “Loan and realty (gains) losses” in the Condensed Consolidated Statements of Income.

Subsequent Transaction Activity
During the second quarter of 2023, NHI sold three assisted living communities located in Oregon in two transactions for approximately $5.7 million in cash consideration, net of transaction costs and $0.6 million of seller financing on one of the transactions. The properties were classified in assets held for sale on the Condensed Consolidated Balance Sheet as of March 31, 2023 with an aggregate book value of $5.9 million. Prior impairment charges recognized on the properties totaled $3.7 million.

2023 Guidance

The Company’s guidance range for the full year 2023, with underlying assumptions and timing of certain transactions, is set forth below:

	2023 Guidance Range
(in millions except per share amounts)	Low	High
Net income attributable to common stockholders	$133.4	$136.2

Adjustments to NAREIT Funds From Operations (FFO)
Depreciation (net)[1]	69.8	69.8
Gains on sales (net) and impairments of real estate	(10.9)	(11.2)
NAREIT FFO	192.3	194.8
Adjustments to Normalized FFO (NFFO)
Non-cash deferred rent recognition and other	(2.4)	(2.5)
NFFO	189.9	192.3

Adjustments to Funds Available for Distribution (FAD)
Straight-line revenue (net)[1] and lease incentive amortizations	(6.8)	(6.8)
Equity method investment adjustments	(1.3)	(1.3)
Equity method investment non-refundable fees received	1.0	1.3
Non-cash share-based compensation	4.4	4.4
SHOP[1] and equity method investment recurring capital expenditures	(2.8)	(2.8)
Other [2]	1.9	1.8
FAD	$186.3	$188.9

Weighted average diluted common shares (millions)	43.5	43.5
NAREIT FFO per diluted common share	$4.42	$4.48
NFFO per diluted common share	$4.37	$4.42

[1]Net of amounts attributable to non-controlling interests
[2]Includes changes in CECL reserves and amortizations associated with debt facilities

NHI’s 2023 annual guidance includes the following assumptions:
•Continued rent concessions, asset dispositions and loan repayments throughout 2023;

NHI Reports First Quarter 2023 Results

May 9, 2023

•Approximately $56.4 million in investment funding for recently announced investments in the first quarter of 2023 and fulfillment of existing commitments; and
•Includes continuing collection of deferred rents in line with recent trailing two quarter cash deferred rent collection experience excluding $2.5 million non-cash revenue recognition for the Bickford property acquisition in the first quarter of 2023.
•No incremental benefit from unidentified acquisitions

In addition to the assumptions listed above, NHI’s guidance range is based on several other assumptions, many of which are outside the Company’s control and all of which are subject to change. The guidance range may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Wednesday, May 10, 2023, at 12:00 p.m. ET, to discuss first quarter results. The number to call for this interactive teleconference is (877) 209-9554, with the confirmation number 22026392. The live broadcast of NHI’s first quarter conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and remain available for one year.

About National Health Investors
Incorporated in 1991, National Health Investors, Inc. (NYSE: NHI) is a real estate investment trust specializing in sale, leasebacks, joint-ventures, senior housing operating partnerships, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. NHI’s portfolio consists of independent living, assisted living and memory care communities, entrance-fee retirement communities, skilled nursing facilities, and specialty hospitals. For more information, visit www.nhireit.com.

NHI Reports First Quarter 2023 Results

May 9, 2023

Reconciliation of FFO, Normalized FFO and Normalized FAD
($ in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2023	2022
Net income attributable to common stockholders	$34,484	$8,399
Elimination of certain non-cash items in net income:
Real estate depreciation	17,518	18,272
Real estate depreciation related to noncontrolling interests	(396)	(210)
Gains on sales of real estate, net	(1,397)	(2,981)
Impairments of real estate	338	24,604
NAREIT FFO attributable to common stockholders	50,547	48,084
Loss on early retirement of debt	—	151
Non-cash write-offs of straight-line receivable and lease incentives	—	2,139
Non-cash rental income	(2,500)	—
Normalized FFO attributable to common stockholders	48,047	50,374
Straight-line lease revenue, net	(2,097)	(3,219)
Straight-line lease revenue, net, related to noncontrolling interests	24	22
Straight-line lease expense related to equity method investment	(4)	(8)
Non-real estate depreciation	98	—
Non-real estate depreciation related to noncontrolling interest	(9)	—
Amortization of lease incentives	299	252
Amortization of lease incentive related to noncontrolling interests	(53)	—
Amortization of original issue discount	80	80
Amortization of debt issuance costs	526	562
Amortization related to equity method investment	(291)	(236)
Note receivable credit loss benefit	(756)	(76)
Non-cash share-based compensation	2,105	5,083
Equity method investment capital expenditures	(105)	(105)
Equity method investment non-refundable fees received	239	(60)
Senior housing portfolio recurring capital expenditures	(407)	—
SHOP recurring capital expenditures related to noncontrolling interests	43	—
Normalized FAD attributable to common stockholders	$47,739	$52,669

BASIC
Weighted average common shares outstanding	43,388,742	45,850,686
NAREIT FFO attributable to common stockholders per share	$1.16	$1.05
Normalized FFO attributable to common stockholders per share	$1.11	$1.10

DILUTED
Weighted average common shares outstanding	43,391,429	45,851,061
NAREIT FFO attributable to common stockholders per share	$1.16	$1.05
Normalized FFO attributable to common stockholders per share	$1.11	$1.10

NHI Reports First Quarter 2023 Results

May 9, 2023

The following table reconciles NOI to net income, the most directly comparable GAAP metric ($ in thousands):

	Three Months Ended
	March 31,
NOI Reconciliations:	2023	2022
Net income	$34,183	$8,246
Gains from equity method investment	—	(297)
Loss on early retirement of debt	—	151
Gains on sales of real estate, net	(1,397)	(2,981)
Loan and realty (gains) losses	(418)	24,528
General and administrative	5,653	8,101
Franchise, excise and other taxes	183	244
Legal	122	1,827
Interest	14,027	10,198
Depreciation	17,617	18,272
Consolidated net operating income (NOI)	$69,970	$68,289
NOI by segment:
Real Estate Investments	$67,988	$68,236
SHOP	1,901	—
Non-Segment/Corporate	81	53
Total NOI	$69,970	$68,289

See Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI.

NHI Reports First Quarter 2023 Results

May 9, 2023

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by NAREIT and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

NHI Reports First Quarter 2023 Results

May 9, 2023

Consolidated Statements of Income
(in thousands, except share and per share amounts)
	Three Months Ended
	March 31,
	2023	2022
	(unaudited)
Revenues:
Rental income	$65,299	$64,559
Resident fees and services	11,700	—
Interest income and other	5,389	6,768
	82,388	71,327
Expenses:
Depreciation	17,617	18,272
Interest	14,027	10,198
Senior housing operating expenses	9,799	—
Legal	122	1,827
Franchise, excise and other taxes	183	244
General and administrative	5,653	8,101
Taxes and insurance on leased properties	2,619	3,038
Loan and realty (gains) losses	(418)	24,528
	49,602	66,208
Gains on sales of real estate, net	1,397	2,981
Loss on early retirement of debt	—	(151)
Gains from equity method investment	—	297
Net income	34,183	8,246
Less: net loss attributable to noncontrolling interests	301	153
Net income attributable to common stockholders	$34,484	$8,399

Weighted average common shares outstanding:
Basic	43,388,742	45,850,686
Diluted	43,391,429	45,851,061

Earnings per common share:
Net income attributable to common stockholders - basic	$0.79	$0.18
Net income attributable to common stockholders - diluted	$0.79	$0.18

NHI Reports First Quarter 2023 Results

May 9, 2023

Selected Balance Sheet Data
($ in thousands)
	March 31, 2023	December 31, 2022
	(unaudited)

Real estate properties, net	$2,164,872	$2,118,210
Mortgage and other notes receivable, net	$219,942	$233,141
Cash and cash equivalents	$13,875	$19,291
Straight-line rent receivable	$79,103	$76,895
Assets held for sale, net	$26,670	$43,302
Other assets, net	$28,768	$16,585
Debt	$1,176,014	$1,147,511
National Health Investors Stockholders' Equity	$1,267,489	$1,270,225

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements regarding the Company’s, tenants’, operators’, borrowers’ or managers’ expected future financial position, results of operations, cash flows, funds from operations, dividend and dividend plans, financing opportunities and plans, capital market transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, acquisition integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, and similar statements including, without limitation, those containing words such as “may”, “will”, “should”, “believes”, “anticipates”, “expects”, “intends”, “estimates”, “plans”, “projects”, “likely” and other similar expressions are forward-looking statements.  Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Such risks and uncertainties include, among other things; the impact of COVID-19 on our tenants, borrowers, economy and the Company; our ability to retain our management team and other personnel and attract suitable replacements should any such personnel leave; the operating success of our tenants and borrowers for collection of our lease and interest income; the success of property development and construction activities, which may fail to achieve the operating results we expect; the risk that our tenants and borrowers may become subject to bankruptcy or insolvency proceedings; risks related to the concentration of a significant percentage of our portfolio to a small number of tenants; risks related to governmental regulations and payors, principally Medicare and Medicaid, and the effect that lower reimbursement rates would have on our tenants’ and borrowers’ business; the risk that the cash flows of our tenants and borrowers would be adversely affected by increased liability claims and liability insurance costs; risks related to environmental laws and the costs associated with liabilities related to hazardous substances;the risk of damage from catastrophic weather and other natural or man-made disasters and the physical effects of climate change; the risk that we may not be fully indemnified by our lessees and borrowers against future litigation; the success of our future acquisitions and investments; our ability to reinvest cash in real estate investments in a timely manner and on acceptable terms; the potential need to incur more debt in the future, which may not be available on terms acceptable to us; our ability to meet covenants related to our indebtedness which impose certain operational limitations and a breach of those covenants could materially adversely affect our financial condition and results of operations; the risk that the illiquidity of real estate investments could impede our ability to respond to adverse changes in the performance of our properties; risks associated with our investments in unconsolidated entities, including our lack of sole decision-making authority and our reliance on the financial condition of other interests;operational risks with respect to our senior housing operating portfolio (“SHOP”) structured communities; adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults, or non-performance by financial institutions; our dependence on revenues derived mainly from fixed rate investments in real estate assets, while a portion of our debt bears interest at variable rates; the risk that our assets may be subject to impairment charges; inflation and increased interest rates; risks related to our ability to maintain the privacy and security of Company information; and our dependence on the ability to continue to qualify for taxation as a real estate investment trust and other risks which are described under the heading “Risk Factors” in Item 1A in our Form 10-K for the year ended December 31, 2022 and under the heading “Risk Factors” in Item 1A in our Form 10-Q for the quarter ended March 31, 2023. Many of these factors are beyond the control of the Company and its management. The Company assumes no obligation to update any of the foregoing or any other forward looking statements, except as required by law, and these statements speak only as of the date on which they are made. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information in the above referenced Form 10-K and Form 10-Q. Copies of these filings are available at no cost on the SEC’s web site at https://www.sec.gov or on NHI’s web site at https://www.nhireit.com.